Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated September 11, 2023)	Registration No. 333-273903

FaZe Holdings Inc.

Up to 15,018,250 Shares of Common Stock (for resale)

This prospectus supplement relates to the prospectus, dated September 11, 2023 (as amended and supplemented, the “Prospectus”), related to the resale from time to time of up to 15,018,250 shares of common stock, par value $0.0001 (“Common Stock”), of FaZe Holdings Inc., a Delaware corporation (“FaZe”) by YA II PN, Ltd., a Cayman Islands exempt limited partnership.

This prospectus supplement is being filed to update and supplement the information contained in the Prospectus with the information from our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission (the “SEC”) on September 21, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is traded on the Nasdaq Capital Market (“Nasdaq”) under the symbol “FAZE”. On September 21, 2023, the closing price of our Common Stock on Nasdaq was $0.16 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 8 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 21, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 20, 2023

FAZE HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40083	84-2081659
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

720 N. Cahuenga Blvd. Los Angeles, CA	90038
(Address of principal executive offices)	(Zip Code)

(818) 688-6373

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	FAZE	The Nasdaq Stock Market
Warrants, each whole warrant exercisable for one share of common stock	FAZEW	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard.

As previously disclosed, on March 23, 2023, FaZe Holdings Inc. (the "Company") received a letter from the staff of The Nasdaq Stock Market LLC ("Nasdaq") notifying the Company that the Company’s common stock no longer met the Nasdaq requirement for continued listing on The Nasdaq Capital Market to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5550(a)(2) (the "Bid Price Requirement"). The Company was provided until September 19, 2023, to regain compliance with the continued listing rules.

On September 20, 2023, the Company received a letter from Nasdaq granting the Company an additional compliance period of 180 calendar days, or until March 18, 2024, in which to regain compliance. Nasdaq granted the additional compliance period based on the Company’s continuing to meet the continued listing requirement for market value of publicly held shares and all other initial listing requirements of the Nasdaq Capital Market, with the exception of the Bid Price Requirement, and the Company’s furnishing of written notice to Nasdaq of its intent to cure this deficiency during the additional compliance period by effecting a reverse stock split, if necessary.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) As previously disclosed, on September 9, 2023, the Board of Directors of the Company (the “Board”) took action to terminate Lee Trink from his position as Chief Executive Officer of the Company, effective immediately. In accordance with the Company’s Corporate Governance Guidelines, which require a terminated employee of the Company serving on the Board to tender his resignation from the Board concurrently with his or her termination as an employee, on September 10, 2023, the Board demanded that Mr. Trink tender his resignation from the Board. Since Mr. Trink failed to respond to that demand as required, Mr. Trink’s resignation from the Board is deemed tendered and accepted by the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAZE HOLDINGS INC.

Date: September 21, 2023	By:	/s/ Christoph Pachler
		Name:	Christoph Pachler
		Title:	Interim Chief Executive Officer

2